Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of July 16, 2026, FedEx Corporation (“FedEx,” the “Company,” “we,” “us,” and “our”) had nine classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Common Stock; our 1.625% Notes due 2027; our 0.450% Notes due 2029 (two series); our 1.300% Notes due 2031; our 3.500% Notes due 2032; our 0.950% Notes due 2033 (two series); and our 4.125% Notes due 2037.
DESCRIPTION OF COMMON STOCK
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.
Authorized Shares of Capital Stock
Our authorized capital stock consists of 800,000,000 shares of common stock, $0.10 par value per share, and 4,000,000 shares of series preferred stock, without par value. On July 16, 2026, there were outstanding (a) 236,581,188 shares of common stock and (b) stock options to purchase an aggregate of 9,559,332 shares of common stock, of which options to purchase an aggregate of 6,513,780 shares of common stock were exercisable. As of July 16, 2026, no shares of our preferred stock were issued or outstanding.
Voting Rights
Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and possess all voting power (except as may, in the future, be provided by Delaware law, our Certificate of Incorporation, or a resolution of our board of directors authorizing a series of our preferred stock). Our common stock does not have cumulative voting rights.
Dividends
Holders of our common stock are entitled to receive dividends when, as, and if declared by the board of directors out of funds legally available for payment of dividends, subject to the rights of the holders of any outstanding shares of preferred stock. The holders of common stock will share equally, share for share, in such dividends, whether payable in cash, in property, or in shares of our stock.
Liquidation Rights
Subject to any preferential rights of outstanding shares of preferred stock, holders of common stock will share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution, or winding up.
Absence of Other Rights
Our common stock has no preemptive, subscription, preferential, conversion, or exchange rights.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “FDX.”
Miscellaneous

The outstanding shares of our common stock are, and any shares of common stock offered by a prospectus supplement upon issuance and payment therefor will be, fully paid and nonassessable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., P.O. Box 43006, Providence, Rhode Island 02940-3006.
Certain Anti-Takeover Effects
General. Certain provisions of our Certificate of Incorporation, our Bylaws, and the DGCL may have the effect of impeding the acquisition of control of us. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to unsolicited takeover attempts.
Delaware Takeover Statute. We are subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.
Stockholder Action by Written Consent. Our Certificate of Incorporation and Bylaws require that all stockholder action be taken at a duly called meeting of the stockholders and prohibit taking action by written consent of stockholders.
Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances, and with such terms and conditions as to impede a change in control.
DESCRIPTION OF THE NOTES
The following description of our 1.625% Notes due 2027 (the “2027 Notes”), each series of our 0.450% Notes due 2029 (collectively, the “2029 Notes”), our 1.300% Notes due 2031 (the “2031 Notes”), our 3.500% Notes due 2032 (the “2032 Notes”), each series of our 0.950% Notes due 2033 (collectively, the “2033 Notes”) and our 4.125% Notes due 2037 (the “2037 Notes” and, together with the 2027 Notes, the 2029 Notes, the 2031 Notes and the 2032 Notes, the “Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture, dated as of October 23, 2015 (the “Base Indenture”), among FedEx, the subsidiary guarantors named below, and U.S. Bank Trust Company, National Association, as successor trustee (the “trustee”), as supplemented: (i) in the case of the 2027 Notes, by supplemental indenture no. 3, dated as of April 11, 2016, among FedEx, the subsidiary guarantors named below, the trustee, and the paying agent named below; (ii) in the case of the 0.450% Notes due 2029 (the “Original 2029 Notes”) and the 0.950% Notes due 2033 (the “Original 2033 Notes”), in each case, issued on May 4, 2021, by supplemental indenture no. 13, dated as of May 4, 2021, among FedEx, the subsidiary guarantors named below, the trustee, and the paying agent named below (as supplemented by supplemental indenture no. 14, dated as of February 26, 2025, among FedEx, the subsidiary guarantors named below, the trustee, and the paying agent named below); (iii) in the case of the 0.450% Notes due 2029 (the “Exchanged 2029 Notes”) and the 0.950% Notes due 2033 (the “Exchanged 2033 Notes”), in each case, issued on February 26, 2025, by supplemental indenture no. 16, dated as of February 26, 2025, among FedEx, the subsidiary guarantors named below, the trustee, and the paying agent named below; (iv) in the case of our 1.300% Notes due 2031, by supplemental indenture no. 16, dated as of February 26, 2025, among FedEx, the subsidiary guarantors named below, the trustee, and the paying agent named below; and (v) in the case of the 2032 Notes and the 2037 Notes, by supplemental indenture no. 17, dated as of July 30, 2025, among FedEx, the subsidiary guarantors named below, the trustee, and the paying agent named below (the Base Indenture, as so supplemented, the “Indenture”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read the Indenture for additional information. References in this section to the

“Company,” “us,” “we” and “our” are solely to FedEx and not to any of its subsidiaries, unless the context requires otherwise.
The Base Indenture
Merger, Consolidation, and Sale of Assets
The Base Indenture provides that we may not consolidate with or merge into any other person, or convey, transfer, or lease our properties and assets as, or substantially as, an entirety to any person, unless:
•our successor is a corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia;
•our successor shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on the Notes and the performance of every covenant in the Base Indenture that we would otherwise have to perform;
•immediately after giving effect to such transaction, there will not be any defaults under the Base Indenture; and
•we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the Base Indenture.
We have agreed that we will not sell or dispose of any subsidiary guarantor whose assets exceed 10% of our consolidated total assets (determined as of the date of our most recent interim or fiscal year-end balance sheet filed with the Securities and Exchange Commission (“SEC”) prior to the date such guarantee is released) (each, a “10% subsidiary guarantor”) unless at least 75% of the net proceeds of such sale or disposition will consist of any combination of:
•cash (including assumption by the acquiror of any indebtedness of FedEx or its subsidiaries) or readily marketable securities;
•property or assets (other than current assets) of a nature or type similar or related to the nature or type of the property or assets of FedEx and its subsidiaries existing on the date of such sale or disposition; or
•interests in companies or businesses having property or assets or engaged in businesses similar or related to the nature or type of the property or assets or businesses of FedEx and its subsidiaries on the date of such sale or disposition.
Application of Proceeds Upon Release of a 10% Subsidiary Guarantor
In the event that the net proceeds from the sale or disposition of a 10% subsidiary guarantor consist of cash or readily marketable securities, we will apply, within 12 months of such sale or disposition, an amount equal to 100% of the fair market value, as determined in good faith by our board of directors, of such net proceeds to:
•repay unsubordinated indebtedness of FedEx or any subsidiary guarantor, in each case owing to a person other than an affiliate of FedEx (such repayment is not required to be made pro rata among all our unsubordinated indebtedness);
•invest in property or assets (other than current assets) of a nature or type similar or related to the nature or type of the property or assets of FedEx and its subsidiaries existing on the date of such investment; or
•invest in a company or business having property or assets or engaged in a business similar or related to the nature or type of the property or assets or businesses of FedEx and its subsidiaries on the date of such investment.
Modification, Amendment, and Waiver
We and the trustee may modify and amend the Base Indenture with the consent of the holders of a majority in principal amount of each series of Notes to be affected (voting as a single class). However, no modification or amendment may, without the consent of the holder of such Notes affected thereby:

•change the stated maturity of the principal of, or any premium or installment of interest on, such Notes;
•reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, such Notes;
•change any place of payment where, or the currency in which, any principal of, or interest or premium on, such Notes is payable;
•impair the right to institute suit for the enforcement of any payment on such Notes on or after the stated maturity, or, in the case of redemption, on or after the redemption date;
•reduce the percentage in principal amount of such Notes the consent of whose holders is required for modification or amendment of the Base Indenture, for waiver of compliance with certain provisions of the Base Indenture, or for waiver of certain defaults; or
•if such Notes are convertible or exchangeable into or for other securities or property, make any change that adversely affects the right to convert or exchange such Notes or decrease the conversion or exchange rate or increase the conversion price of such Notes, unless such decrease or increase is permitted by the terms of such Notes.
The holders of a majority in principal amount of the Notes of any series may on behalf of the holders of Notes of that series waive any past default under the Base Indenture and its consequences, except a default in the payment of the principal of or any premium or interest on such Notes or in respect of a covenant or provision that under the Base Indenture cannot be modified or amended without the consent of the holder of such Notes affected.
In addition, we and the trustee can modify and amend the Base Indenture without the consent of any holders in order to, among other things:
•allow a successor to FedEx or a subsidiary guarantor to assume our or its obligations under the Base Indenture;
•add to the covenants of FedEx or a subsidiary guarantor for the benefit of the holders of all or any series of Notes, or surrender any right or power conferred upon FedEx or a subsidiary guarantor by the Base Indenture;
•add any additional events of default of FedEx or a subsidiary guarantor for the benefit of the holders of all or any series of Notes;
•establish the form or terms of any series of Notes;
•secure the Notes of any series;
•correct any ambiguity, defect, or inconsistency under the Base Indenture, or to make other provisions with respect to matters or questions arising under the Base Indenture, provided that such action does not adversely affect the interests of the holders of any debt securities in any material respect;
•add to, change, or eliminate any provision of the Base Indenture applying to one or more series of Notes, provided that if such action adversely affects in any material respect the interests of holders such series of Notes, such addition, change, or elimination will become effective with respect to such series only when no such Notes of that series remain outstanding;
•add additional subsidiary guarantors of the Notes;
•provide for the release of subsidiary guarantors as permitted under the Base Indenture;
•evidence and provide for the appointment of a successor trustee or to add to or change any provisions to the extent necessary to appoint a separate trustee for a specific series of Notes;
•supplement any of the provisions of the Base Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of Notes, provided that no such supplement shall materially adversely affect the interests of any holders of the Notes;

•make provisions with respect to conversion or exchange rights of holders of Notes;
•comply with the requirements of the SEC to effect or maintain the qualification of the Base Indenture under the Trust Indenture Act; or
•make any other amendment or supplement to the Base Indenture as long as that amendment or supplement does not materially adversely affect the interests of any holders of Notes.
Events of Default
Unless otherwise provided in a supplemental indenture with respect to a series of Notes, an event of default with respect to a series of Notes will occur if:
•we fail to pay interest when due on any Notes of that series for 30 days;
•we fail to pay the principal of or any premium on any Notes of that series when due;
•we fail to perform any covenant in the Base Indenture and this failure continues for 90 days after we receive written notice as provided in the Base Indenture;
•we fail to deposit any sinking fund payment when and as due by the terms of the Notes of that series;
•we or a court takes certain actions relating to our bankruptcy, insolvency, or reorganization for the benefit of our creditors; or
•any subsidiary guarantor whose consolidated total assets constitute 60% or more of our consolidated total assets (determined as of the date of our most recent interim or fiscal year-end balance sheet filed with the SEC prior to such determination date) or a court takes certain actions relating to the bankruptcy, insolvency, or reorganization of such subsidiary guarantor for the benefit of its creditors.
If an event of default with respect to the Notes of any series occurs and continues, the trustee or the holders of a majority in principal amount of the outstanding Notes of that series may require us to repay immediately the principal amount of the Notes of that series. The holders of a majority in principal amount of the outstanding Notes of that series may rescind and annul such acceleration if all events of default with respect to Notes of that series, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Base Indenture. For information as to waiver of defaults, see “—Modification, Amendment, and Waiver” above.
Other than its duties in case of a default, the trustee will not be obligated to exercise any of its rights or powers under the Base Indenture at the request or direction of any of the holders, unless the holders offer to the trustee reasonable indemnity. If the holders provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding Notes of such series will have the right, subject to certain limitations, to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to any series of Notes.
No holder of any Notes of any series will have any right to institute any proceeding with respect to the Base Indenture or for any remedy under the Base Indenture unless:
•the holder has previously given to the trustee written notice of a continuing event of default;
•the holders of a majority in principal amount of the outstanding Notes of that series have made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding as trustee; and
•the trustee has not received from the holders of a majority in principal amount of the outstanding Notes of that series a direction inconsistent with the request, and the trustee has failed to institute such proceeding within 60 days.
However, the holder of any Notes will have an absolute right to receive payment of the principal of and any premium and interest on such Notes as expressed in the Notes, or, in the case of redemption, on the redemption date, and to institute suit for the enforcement of any payment.

We will be required to furnish to the trustee annually a statement as to the absence of certain defaults under the Base Indenture. The trustee may withhold notice to the holders of Notes of any default, except as to payment of principal of (or premium, if any) or interest with respect to the Notes, if the trustee considers such withholding to be in the interest of the holders of the Notes.
Discharge and Defeasance
We may satisfy and discharge obligations with respect to the Notes of a particular series by either delivering to the trustee for cancellation all outstanding Notes of that series, or depositing with the trustee, after the outstanding Notes of that series have become due and payable, or will become due and payable within one year, at maturity or by redemption, sufficient cash or government securities to pay the principal, interest, any premium, and any other sums due to the stated maturity date or redemption date of the Notes of that series.
In addition, the Base Indenture provides that at our option we may:
•be discharged from our obligations with respect to Notes of a particular series (“defeasance and discharge”), or
•cease to comply with certain restrictive covenants under the Base Indenture, including those described under “—Merger, Consolidation, and Sale of Assets,” and certain events of default will no longer apply to us (“covenant defeasance”), if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium, and any other sums due to the stated maturity date or redemption date of the Notes of that series. Upon defeasance and discharge, the holders of the Notes of the affected series will not be entitled to the benefits of the Base Indenture, except for registration of transfer and exchange of Notes and replacement of lost, stolen, or mutilated Notes. Such holders may look only to such deposited funds or obligations for payment.
The defeasance and discharge and covenant defeasance described above are effective only if, among other things, we deliver to the trustee an opinion of counsel to the effect that (i) the holders of such Notes will not recognize income, gain, or loss for federal income tax purposes as result of such defeasance and discharge or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner, and at the same time as would have been the case if such defeasance and discharge or covenant defeasance had not occurred, and (ii) in the case of defeasance and discharge, the opinion as to tax consequences is based upon an Internal Revenue Service ruling or a change in applicable federal income tax law.
With respect to the Notes, “government securities” shall include (1) securities that are direct obligations of the Federal Republic of Germany for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.
General
As of July 16, 2026, there was outstanding (i) €1,250,000,000 aggregate principal amount of the 2027 Notes, (ii) €208,253,000 aggregate principal amount of the Original 2029 Notes, (iii) €391,747,000 aggregate principal amount of the Exchanged 2029 Notes, (iv) €145,122,000 aggregate principal amount of 2031 Notes, (v) €500,000,000 aggregate principal amount of the 2032 Notes, (vi) €247,172,000 aggregate principal amount of the Original 2033 Notes, (vii) €402,828,000 aggregate principal amount of the Exchanged 2033 Notes and (viii) €350,000,000 aggregate principal amount of the 2037 Notes. The 2027 Notes, the 2029 Notes, the 2031 Notes, the 2032 Notes, the 2033 Notes, and the 2037 Notes will mature on January 11, 2027, May 4, 2029, August 5, 2031, July 30, 2032, May 4, 2033, and July 30, 2037, respectively.
The Notes are our general unsecured obligations and rank equally in right of payment with all our other existing and future unsecured and unsubordinated indebtedness. The Notes are fully and unconditionally guaranteed by Federal

Express Corporation, FedEx Office and Print Services, Inc., Federal Express Europe, Inc., Federal Express Holdings S.A., LLC, and Federal Express International, Inc., subject to automatic and unconditional release of such guarantees in certain circumstances described in the Indenture. These subsidiaries guarantee our obligations under our outstanding unsecured debt securities and revolving credit facilities. We may redeem a series of the Notes, in whole or in part, at any time at the applicable redemption price described under “—Optional Redemption” below. In addition, we may redeem any series of the Notes, in whole but not in part, at any time, if certain events occur involving changes in United States taxation, at the applicable redemption price described under “—Redemption for Tax Reasons” below. We may issue additional notes of any series from time to time at any time. The Notes of a series and any additional new notes of such series subsequently issued under the Indenture would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, and redemptions. If the additional notes of a series, if any, are not fungible with the notes of that series previously offered for U.S. federal income tax purposes, the additional notes will have separate CUSIP, Common Code, and ISIN numbers. The Notes do not have the benefit of a sinking fund. If a Change of Control Repurchase Event (as defined below) occurs with respect to a series of the Notes, except to the extent we have exercised our right to redeem such Notes, we will be required to offer to repurchase the Notes of such series, as described under “—Change of Control Repurchase Event” below.
The Indenture does not limit the aggregate amount of debt securities which may be issued under the Indenture. Other than the provisions relating to a Change of Control Repurchase Event, the Indenture does not contain any debt covenants or provisions which would afford the holders of the Notes protection in the event of a highly leveraged or similar transaction. The trustee will not be liable for special, indirect, exemplary, incidental, punitive, or consequential or other similar loss or damage of any kind under the Indenture. We and the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes, or any transaction contemplated thereby.
The Notes were issued in fully registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess of €100,000. The Notes of each series are represented by one or more permanent global notes that have been deposited with a common depositary and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear.
Interest
The 2027 Notes bear interest at the rate of 1.625% per year. The 2029 Notes bear interest at the rate of 0.450% per year. The 2031 Notes bear interest at the rate of 1.300% per year. The 2032 Notes bear interest at the rate of 3.500% per year. The 2033 Notes bear interest at the rate of 0.950% per year. The 2037 Notes bear interest at the rate of 4.125% per year. Interest on the each series of Notes accrues from the most recent date to which interest on such series of Notes has been paid (or in the case of the 2032 Notes and the 2037 Notes, from July 30, 2025).
Interest is payable annually in arrears on January 11 of each year, in the case of the 2027 Notes, on May 4 of each year, in the case of the 2029 Notes, on August 5 of each year, in the case of the 2031 Notes, on July 30 of each year, commencing on July 30, 2026, in the case of the 2032 Notes, on May 4 of each year, in the case of the 2033 Notes, and on July 30 of each year, commencing on July 30, 2026, in the case of the 2037 Notes, to the persons in whose names the Notes are registered at the close of business on the preceding December 25 in the case of the 2027 Notes, April 19 in the case of the 2029 Notes, July 21 in the case of the 2031 Notes, July 15 in the case of the 2032 Notes and the 2037 Notes, and April 19 in the case of the 2033 Notes, or, if the Notes of the series are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding December 25 in the case of the 2027 Notes, April 19 in the case of the 2029 Notes, July 21 in the case of the 2031 Notes, July 15 in the case of the 2032 Notes and the 2037 Notes, and April 19 in the case of the 2033 Notes. Interest on the Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or July 30, 2025 in the case of the 2032 Notes and the 2037 Notes) to, but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If the maturity date or any redemption date of a series of the Notes falls on a day that is not a business day, the related payment of principal, premium, and additional amounts, if any, and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day.
Optional Redemption

At our option, we may redeem the 2027 Notes, in whole or in part, at any time prior to the applicable Par Call Date (as defined below), on at least 30 days’ but no more than 60 days’, prior written notice mailed (or otherwise delivered in accordance with the applicable clearing system’s procedures) to the registered holders of the 2027 Notes to be redeemed.
At our option, we may redeem the 2029 Notes, in whole or in part, at any time prior to the applicable Par Call Date , on at least 10 days’ but no more than 60 days’, prior written notice mailed (or otherwise delivered in accordance with the applicable clearing system’s procedures) to the registered holders of the 2029 Notes to be redeemed.
At our option, we may redeem the 2031 Notes, in whole or in part, at any time prior to the applicable Par Call Date , on at least 10 days’ but no more than 60 days’, prior written notice mailed (or otherwise delivered in accordance with the applicable clearing system’s procedures) to the registered holders of the 2031 Notes to be redeemed.
At our option, we may redeem the 2032 Notes, in whole or in part, at any time prior to the applicable Par Call Date , on at least 10 days’ but no more than 60 days’, prior written notice mailed (or otherwise delivered in accordance with the applicable clearing system’s procedures) to the registered holders of the 2032 Notes to be redeemed.
At our option, we may redeem the 2033 Notes, in whole or in part, at any time prior to the applicable Par Call Date , on at least 10 days’ but no more than 60 days’, prior written notice mailed (or otherwise delivered in accordance with the applicable clearing system’s procedures) to the registered holders of the 2033 Notes to be redeemed.

At our option, we may redeem the 2037 Notes, in whole or in part, at any time prior to the applicable Par Call Date , on at least 10 days’ but no more than 60 days’, prior written notice mailed (or otherwise delivered in accordance with the applicable clearing system’s procedures) to the registered holders of the 2037 Notes to be redeemed.
Upon redemption of the Notes, we will pay a redemption price equal to the greater of:
(1) 100% of the principal amount of the Notes to be redeemed; and
(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the Notes to be redeemed that would be due if such Notes matured on the applicable Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on an ACTUAL/ACTUAL (ICMA) day count basis, at the applicable Comparable Government Bond Rate (as defined below) plus 25 basis points in the case of the 2027 Notes, 15 basis points in the case of the 2029 Notes, 25 basis points in the case of the 2031 Notes, 20 basis points in the case of the 2032 Notes, 20 basis points in the case of the 2033 Notes, and 25 basis points in the case of the 2037 Notes, in each case, plus accrued and unpaid interest to the date of redemption on the principal amount of the Notes being redeemed.

At any time on or after the applicable Par Call Date, we may redeem a series of the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption on the principal amount of the Notes being redeemed.
“Comparable Government Bond” means, with respect to the series of the Notes to be redeemed prior to the applicable Par Call Date, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”), whose maturity is closest to the Par Call Date of such Notes to be redeemed (in the case of the 2029 Notes, the 2031 Notes, the 2032 Notes, the 2033 Notes, and the 2037 Notes) or whose maturity is closest to the maturity of the Notes to be redeemed (in the case of the 2027 Notes), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.
“Par Call Date” means October 11, 2026 in the case of the 2027 Notes, February 4, 2029 in the case of the 2029 Notes, May 5, 2031 in the case of the 2031 Notes, April 30, 2032 in the case of the 2032 Notes, February 4, 2033 in the case of the 2033 Notes, and April 30, 2037 in the case of the 2037 Notes.
“Remaining Scheduled Payments” means with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to such redemption date. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portions of the Notes called for redemption.
If less than all of a series of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee by such method as the trustee deems to be fair and appropriate in accordance with the applicable clearing system’s procedures.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations, or rulings, which change or amendment is announced or becomes effective on or after the date of the initial sale of the applicable series of the Notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to that series of the Notes, then we may at any time at our option redeem, in whole, but not in part, the outstanding Notes of such series on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those Notes to, but not including, the date fixed for redemption.
Redemption for Reason of Minimal Outstanding Amount
In the case of the 2029 Notes, the 2032 Notes, the 2033 Notes, and the 2037 Notes, in the event that we have purchased the Notes of a series equal to or greater than 80% of the aggregate principal amount of the Notes of such series initially issued, we may redeem, in whole, but not in part, the remaining Notes of such series on not less than

30 nor more than 60 days in the case of the 2029 Notes and the 2033 Notes, and 10 nor more than 60 days, in the case of the 2032 Notes and the 2037 Notes, prior notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest on those Notes to, but not including, the date fixed for redemption.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by us of the principal of and interest on the Notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment, or other governmental charge imposed by the United States or a taxing authority in the United States (including any withholding or deduction with respect to the payment of such additional amounts), will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1) to any tax, assessment, or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member, or shareholder of the holder or beneficial owner if the holder or beneficial owner is an estate, trust, partnership, corporation, or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment thereon or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;
(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;
(d) being or having been a “10-percent shareholder” of FedEx as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2) to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership, or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of such additional amounts had the beneficiary, settlor, beneficial owner, or member received directly its beneficial or distributive share of the payment;
(3) to any tax, assessment, or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification, or information reporting requirements concerning the nationality, residence, identity, or connection with the United States of such holder or other person, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction in, such tax, assessment, or other governmental charge;
(4) to any tax, assessment, or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from payments on the Notes;
(5) to any tax, assessment, or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains, or personal property tax or similar tax, assessment, or other governmental charge;

(7) in the case of the 2027 Notes, to any withholding or deduction that is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any Directive amending, supplementing, or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives;
(8) to any tax, assessment, or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by presenting such note (where presentation is required) to at least one other paying agent;
(9) to any tax, assessment, or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(10) to any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;
(11) to any tax, assessment, or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof; any agreement entered into pursuant to Section 1471(b) of the Code; or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(12) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), (10), and (11).
The Notes are subject in all cases to any tax, fiscal, or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment, or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes; a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations); or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Any reference to amounts payable in respect of the Notes herein or in the Indenture shall be deemed to include any additional amounts which may be payable as described above.
Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs with respect to a series of the Notes, except to the extent we have exercised our right to redeem such Notes as described above, we will make an offer to each holder of the Notes of such series to repurchase all or any part (in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof) of that holder’s Notes at a repurchase price (the “repurchase price”) in cash equal to 101% of the aggregate principal amount of such Notes repurchased plus any accrued and unpaid interest on such Notes repurchased to, but not including, the repurchase date. Within 30 days following a Change of Control Repurchase Event or, at our option, prior to a Change of Control, but after the public announcement of such Change of Control, we will mail, or cause to be mailed, or otherwise deliver in accordance with the applicable clearing system’s procedures, a notice to each holder of the Notes of such series, with a copy to the trustee and the paying agent, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes of such series on the payment date specified in the notice (such offer, the “repurchase offer” and such date the “repurchase date”), which repurchase date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures described in such notice. The notice shall, if mailed or delivered prior to the date of consummation of the Change of Control, state that the repurchase offer is conditioned on a Change of Control Repurchase Event occurring on or prior to the repurchase date.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of a series of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
On the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:
(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the repurchase offer;
(2) deposit with the paying agent an amount equal to the aggregate repurchase price for all Notes or portions of Notes properly tendered; and
(3) deliver, or cause to be delivered, to the trustee the Notes properly accepted for payment by us, together with an officers’ certificate stating the aggregate principal amount of Notes being repurchased by us pursuant to the repurchase offer and, to the extent applicable, an executed new note or notes evidencing any unrepurchased portion of any note or notes surrendered for which the trustee shall be required to authenticate and deliver a new note or notes as provided below.
The trustee will promptly mail, or cause the paying agent to promptly mail, or otherwise deliver in accordance with the applicable clearing system’s procedures, to each holder of such Notes, or portions of such Notes, properly tendered and accepted for payment by us the repurchase price for such Notes, or portions of such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note duly executed by us equal in principal amount to any unrepurchased portion of any notes surrendered, as applicable; provided that each new note will be in a principal amount equal to €100,000 or any integral multiple of €1,000 in excess thereof.
We will not be required to make a repurchase offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by FedEx and such third party purchases all Notes or portions of Notes properly tendered and not withdrawn under its offer.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“Below Investment Grade Ratings Event” means, with respect to a series of the Notes, on any day within the 60-day period (which period shall be extended so long as the rating of such series of the Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earlier of (1) the occurrence of a Change of Control, or (2) the public announcement of the occurrence of a Change of Control or our intention to effect a Change of Control, the Notes of such series are rated below Investment Grade by each and every Rating Agency. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or publicly confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).
“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than (1) FedEx or any of its subsidiaries, (2) any employee benefit plan (or a trust forming a part thereof) maintained by FedEx or any of its subsidiaries, or (3) any underwriter temporarily holding Voting Stock of FedEx pursuant to an offering of such Voting Stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of FedEx’s Voting Stock or other Voting Stock into which FedEx’s Voting Stock is reclassified, consolidated, exchanged, or changed measured by voting power rather than number of shares.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event with respect to a series of the Notes.
“Investment Grade” means, with respect to Moody’s, a rating of Baa3 or better (or its equivalent under any successor rating categories of Moody’s); with respect to S&P, a rating of BBB– or better (or its equivalent under any successor rating categories of S&P); and, with respect to any additional Rating Agency or Rating Agencies selected by FedEx, the equivalent investment grade credit rating.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Rating Agency” means (1) each of Moody’s and S&P, and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of FedEx’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by FedEx (as certified by a board resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
The Change of Control Repurchase Event provisions of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of FedEx and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings, or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the Notes.
If we experience a Change of Control Repurchase Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase all Notes or portions of Notes properly tendered. Furthermore, debt agreements to which we may become a party in the future may contain restrictions and provisions limiting our ability to repurchase the Notes. Our failure to repurchase the Notes as required under the Indenture would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the Notes.
Issuance in Euro
If we are unable to obtain euro in amounts sufficient to make a required payment under the Notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Base Indenture governing the Notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Investors are subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.
Global Clearance and Settlement
The Notes are issued in the form of one or more global notes (the “Euro Global Notes”) in fully registered form, without coupons, and are deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Euro Global Notes.
Except as set forth below, the Euro Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.
Beneficial interests in the Euro Global Notes are represented, and transfers of such beneficial interests are effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive Notes are required to be issued in relation to such Notes in accordance with the provisions of the relevant Euro Global Notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive Notes unless and until such time as its holding satisfies the minimum denomination requirement.
So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream, or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Euro Global Notes for all purposes under the Indenture and the Notes. Payments of principal, interest, and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream, or such nominee, as the case may be, as registered holder thereof.
Certificated Notes
Subject to certain conditions, the Notes represented by the Euro Global Notes are exchangeable for certificated Notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:
(1) the common depositary provides notification that it is unwilling, unable, or no longer qualified to continue as depositary for the Euro Global Notes and a successor is not appointed within 90 days;
(2) we in our discretion at any time determine not to have all of the Notes represented by the Euro Global Notes; or
(3) default entitling the holders of the applicable Notes to accelerate the maturity thereof has occurred and is continuing.
Any note that is exchangeable as above is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a Euro Global Note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).
Same-day Payment
Payments (including principal, premium, and additional amounts, if any, and interest) and transfers with respect to Notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the paying agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the Notes (maintained by the registrar), provided that all payments (including principal, premium, and additional amounts, if any, and interest) on Notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.
Paying Agent
The paying agent for the Notes is U.S. Bank Europe DAC, UK Branch.